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                                                                       Exhibit 2

                             MINUTES OF A MEETING
                              OF THE DIRECTORS OF
                                POKER.COM, INC.

                     Dated this 2nd Day of November, 2000


The Directors of Poker.com, Inc. DO HEREBY ADOPT that the following resolutions are passed as resolutions of the Directors of the Company as of the 2nd day of November 2000.


RESOLVED, to accept the resignation of Charlo Barbosa as a Director of Poker.com, Inc.


RESOLVED FURTHER, that Ms Christa Taylor be appointed as a Director of the Poker.com, Inc.


RESOLVED FURTHER, that Ms Christa Taylor be appointed as Chief Financial
Officer.


RESOLVED FURTHER, that Ms Taylor be appointed an authorized signatory with Michael Jackson on the Company bank account.



/s/ Michael Jackson
-------------------
Director



/s/ Christa Taylor
------------------
Director